Exhibit 10.22

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is effective as of August 14, 2023 (the “Effective Date”) by and among Mullen Automotive Inc., a Delaware corporation (the “Company”), and [Non-Employee Director]  (the “Participant”)

RECITALS

A.The Participant presently serves as a member of the Board of Directors (the “Board”) of the Company and performs significant strategic responsibilities necessary to the continued conduct of the Company’s business and operations.

B.The Company does not already provide Participant any financial incentive, compensation or other benefits upon a Change in Control, as defined in this Agreement.

C.The Board has adopted this Agreement, to provide Change in Control Benefits. as defined in this Agreement, to Participant in pursuit of the foregoing objectives.

D.Unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 3 below.

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Participant by the Company, the parties agree as follows:

1.Director Term. The Participant serves as a member of the Board, and is appointed and elected, and may resign or be removed, pursuant to the terms of the Company’s Certificate of Incorporation and bylaws, each as restated and amended from time to time, and Delaware General Corporation Law.

2.	Payments Upon a Change in Control.

Upon the occurrence of a Change in Control (as defined herein), any unvested equity compensation held by Participant shall become immediately vested in full and the Company shall provide Participant  a lump-sum cash payment not later than thirty (30) days following the Change in Control date (collectively referred to herein as “Benefits” or “Change in Control Benefits”); provided, however, the provision of such Benefits is conditioned on Participant ’s execution of a Waiver and Release Agreement in a form acceptable to the Company during the Release Period (as described herein), which includes a general release by Participant  of the Company and its successors, affiliates and other related parties to the fullest extent permitted by law, and Participant  does not revoke the general release within any applicable revocation period.  Immediately upon the occurrence of a Change in Control, the Company shall deliver to Participant  an executed Waiver and Release Agreement signed by the Company.  Upon delivery of the Waiver and Release Agreement, Participant shall have thirty (30) days (the “Release Period”) to evaluate, and to consult with counsel regarding the contents of the Waiver and Release Agreement.  Participant  shall not be eligible to receive the Benefits payable under this Agreement unless the Waiver and Release Agreement is duly signed by Participant  and submitted to the Company within the Release Period.  Upon the eighth (8th) calendar day following the Company’s receipt of the Waiver and Release Agreement duly signed by Participant, the Company shall deliver to Participant the Benefits; provided, however, that Participant has not revoked the Waiver and Release Agreement within any applicable revocation period.  In the event the Release Period begins and ends in different calendar years, payment of the Benefits shall not occur until the later in time of the two (2) calendar years.  The lump-sum cash payment payable to Participant under this Agreement is Five Million Dollars ($5,000,000) and shall be subject to all applicable income and payroll tax withholding.

For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities, whether by tender offer, or otherwise; or

(ii)A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii)The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the liquidation of the Company the sale or disposition by the Company of all or substantially all of the Company’s assets.

3.Termination of Employment/Term. This Agreement shall automatically terminate and shall become null and void without any further action by the parties immediately upon Participant’s service as a director of the Board for any reason prior to a Change in Control.

4.Section 409A Compliance. The parties intend for this Agreement either to satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. If this Agreement is not exempt from the application of Section 409A and fails to satisfy the requirements of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A.

5.Successors.

(a)Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Participant ’s Successors. The terms of this Agreement and all rights of the Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.Notice.

Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

7.Miscellaneous Provisions.

(a)No Duty to Mitigate. The Participant shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Participant may receive from any other source.

(b)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Participant and by an authorized officer of the Company (other than the Participant ). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Entire Agreement. Except with respect to the terms of any written Agreement, if any, by and between the Company and Participant that is signed on behalf of the Company, no agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(d)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(e)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement or breach of this Agreement and/or to Participant ’s employment shall be subject to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures (https://www.jamsadr.com/rules-employment-arbitration/) and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness (https://www.jamsadr.com/files/Uploads/Documents/JAMS-Rules/JAMS_Employment_Min_Stds-2009.pdf.) Judgment on the arbitration award may be entered in any court having jurisdiction.

(g)No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (g) shall be void.

(h)Employment Taxes. Subject to Section 4, all payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(i)Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Participant.

(j)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. Electronic signatures to this Agreement, whether digital or encrypted, via DocuSign or other digital signature program, will be as valid as original manual signatures and will be effective to bind the parties to this Agreement and have the same force and effect as manual signatures.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

PARTICIPANT

Signature:

Name:

COMPANY

By: /s/ David Michery

Name: David Michery

Title: CEO